Exhibit 10.40

February 5, 2015

Catherine Vaczy
140 East 28th Street
#11C
New York, New York 10016

Dear Catherine:

This letter serves as an amendment (the “Amendment”) to your employment agreement dated as of January 26, 2007 (the “2007 Agreement”), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010, extended on January 6, 2012, extended on November 12, 2012, extended on July 12, 2013, amended on March 11, 2014, amended on August 4, 2014, further extended on October 27, 2014 and amended on January 2, 2015 (the 2007 Agreement as so amended and extended, the “Employment Agreement”) with respect to your service to the Company as its General Counsel. Except as set forth herein, the Employment Agreement shall remain unchanged. Initially capitalized terms used herein but not defined shall have the meaning set forth in the Employment Agreement.

Employment and Effective Date of Termination. Effective as of April 30, 2015 (the “Effective Date of Termination”), you will no longer be General Counsel of the Company or Secretary of the Board of Directors of the Company. Until the Effective Date of Termination and except as may be provided herein, the terms of your Employment Agreement shall govern your employment.

Base Salary and Stock Award. Until the Effective Date of Termination, you will continue to receive your $310,800 annual Base Salary. You will also receive on the date of full execution of this Amendment, a stock grant (the “Stock Award”) equal to 30,000 unrestricted shares of the common stock, $.001 par value of the Company (the “Common Stock”) which shall be fully vested on the date of grant and shall be issued under the Company’s 2009 Amended & Restated Equity Compensation Plan (the “2009 Plan”). The Company will withhold from the number of shares otherwise deliverable under the Stock Award a number of shares of Common Stock having a fair market value equal to an amount sufficient to satisfy the Company’s and your estimated federal and state tax withholding obligations with respect to the Award of such shares and the Company shall then pay the cash amount of such taxes to the relevant federal and state taxing authorities as withholding.

Stock Options. With respect to employee stock options held by you and granted under the Company’s 2003 Equity Participation Plan and 2009 Equity Compensation Plan (collectively, the “Plans”), as of the date hereof (i) the vesting of all 65,000 unvested employee stock options held by you and granted under the Plans (the “Unvested Options”) shall immediately accelerate and be fully vested and exercisable as of the date hereof; and (ii) all Unvested Options and 310,597 options vested and exercisable (the “Vested Options”) as of the date hereof (a total of 65,000 Unvested Options and 310,597 Vested Options) shall remain exercisable in accordance with their terms for a period of four years from the Effective Date of Termination Date.

Separation Agreement. Effective with the Effective Date of Termination, you and the Company shall execute the separation agreement (the “Separation Agreement”) attached hereto as Attachment A.

Indemnification. The Company shall, to the full extent permitted by law, indemnify and hold you harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by you in connection with your employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorney’s fees and other expenses reasonably incurred by you in connection with defending, or otherwise resolving, any claim based on any such act or omission. Such advances shall be made within 30 days after your presentation of an invoice for such expenses. You shall also be covered under any directors’ and officers’ liability insurance policies maintained by or for officers or directors of the Company on no less favorable a basis than that applying to any of the Company’s officers or directors in general. Your coverage under such policies shall continue through the Effective Date of Termination, and for not less than six years thereafter, at the level then in effect for current officers or directors of the Company.

If the terms of this Amendment are acceptable to you please sign where indicated below. It is understood and acknowledged that a signature delivered by facsimile or “pdf” will be considered to be valid as an original.

Very truly yours,

NEOSTEM, INC.

By: /s/ David Mazzo
Name: David Mazzo
Title: CEO

Agreed to and accepted:

/s/ Catherine M. Vaczy
Catherine M. Vaczy

ATTACHMENT A
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of the 30th day of April 2015 (the “Effective Date”), by and between Catherine M. Vaczy (“Executive”) and NeoStem, Inc. (“NeoStem” or the “Company”).
WHEREAS, the Company has employed Executive since April 2005 as its General Counsel pursuant to the terms of a written employment agreement dated as of April 20, 2005, as periodically amended and superceded by a written employment agreement dated as of January 26, 2007 (the “2007 Agreement”), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010, extended on January 6, 2012, extended on November 12, 2012, extended on July 12, 2013, amended on March 11, 2014, amended on August 4, 2014, extended on October 27, 2014, amended on January 2, 2015 and amended on February 5, 2015 (the 2007 Agreement as so amended and extended, the “Employment Agreement” and the February 5, 2015 amendment (the “February2015 Amendment”) with respect to your service to the Company as its General Counsel; and
WHEREAS, Executive and NeoStem entered into a Confidentiality, Non-Solicitation, Non-Competition and Inventions Assignment Agreement dated July 7, 2006, in connection with the commencement of her employment ( the “Restrictive Covenant Agreement”); and
WHEREAS, Executive’s employment with the Company is terminating; and
WHEREAS, Executive and the Company desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights and duties that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the termination of her employment;
NOW, THEREFORE, in consideration of the payment, benefits and other covenants contained in this Agreement:

1.	Termination. Executive’s employment with the Company shall terminate effective April 30, 2015 or such other date as may be mutually agreed by the parties, (the “Termination Date”).

2.
Payments. Provided that Executive executes and does not revoke this Agreement, the Company agrees to pay Executive a separation amount of $207,200, an amount equal to eight (8) months of Executive’s current base salary, less all applicable withholdings (the “Separation Payment”). The Separation Payment does not include any accrued salary. The Separation Payment will be paid to Executive in accordance with the Company’s standard payroll practices and on the Company’s standard pay dates beginning after the 7th day after the date of execution of this Agreement. Executive acknowledges and agrees that other than as specifically set forth in this Agreement or the February 2015 Amendment, she is not due any additional compensation, including without limitation, compensation for unpaid salary, bonus, severance, incentive or performance pay or accrued or unused vacation time or vacation pay.

3.
Accrued Vacation and Personal Time. With the first payroll payable hereunder after the Termination Date, the Company will pay Executive all accrued and unused vacation pay and for personal days, if any, earned through the Termination Date, subject to all applicable withholdings. Executive is entitled to this payment regardless of whether or not she signs this Agreement.

4.
United States Securities Laws. Executive acknowledges that United States securities laws and the rules and regulations promulgated thereunder prohibit any person with material, non-public information about a company from purchasing, selling, trading, or entering into options, puts, calls or other derivatives in respect of securities of such issuer or from communicating such information to any other person or entity and Executive explicitly agrees to comply with such laws.

5.
Employee Benefits. Executive’s participation in any Company-sponsored employee benefit plans will terminate on the Termination Date. Executive will be eligible to continue her health, dental and vision care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for an 18 month period from the Termination Date. The Company shall reimburse Executive in full for COBRA premiums through December 31, 2015 and Executive will be required to pay the full monthly premium thereafter. If Executive secures new employment and becomes eligible for benefits under a new employer’s group health plan, her right to continued participation shall terminate and she must immediately notify the Company of the start date of that insurance, by letter addressed to David Schloss, VP Human Resources, NeoStem, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170. Executive will receive information about continuing her health coverage under COBRA in a later mailing, including a form by which he may elect continued coverage. If Executive applies for unemployment, NeoStem will not oppose it.

6.
Expenses and Services. The Company will reimburse Executive for all expenses incurred by her on or prior to the Termination Date in connection with her duties, provided she submits an expense report and receipts in accordance with the Company’s normal expense reimbursement policy within ten (10) business days following the Termination Date. At its cost, on behalf of a family member, the Company will store tumor cells, and subject to its obtaining appropriate regulatory and other approvals and the execution of documentation that the Company determines in its reasonable discretion is necessary or advisable, the Company will seek to grow out the tumor cells, and in the event this is successful, will manufacture at its cost and provide to such individual’s physician a dendritic cell vaccine based on the Company’s DC/TC Technology for use in an expanded access program that the Company shall put in place.

7.
Cooperation. Executive agrees to cooperate with and assist NeoStem, its affiliates and legal counsel and provide information to NeoStem, its affiliates and legal counsel and assist in transition of her duties as to matters in which Executive was involved prior to the Termination Date, including, without limitation, information needed in connection with any claim or litigation, investigation, administrative proceeding, arbitration or enforcement action by or against the NeoStem or any of its affiliates relating to any matter in which she was involved or about which she had knowledge, and will testify as a witness in connection with such matters if requested by NeoStem or any one of its affiliates. Executive shall receive reasonable mutually agreed upon compensation for such assistance and cooperation.

8.	Mutual Releases.

a)
Release by the Executive. In consideration of the payments and benefits to be made under this Agreement and the February 2015 Amendment, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (the “ Executive Parties ”), the Executive does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries (the “ Company Affiliated Group ”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing, (collectively, the “ Company Released Parties ”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ ERISA ”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“ Title VII” ), the Americans with Disabilities Act (“ ADA ”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ ADEA ”), the New York State Human Rights Law, the New York City Human Rights Law, the Sarbanes Oxley Act of 2002, the False Claims Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws; provided, however, that nothing in this Section 1 releases any obligations of the Company Released Parties with respect to the rights of the Executive that are provided under, or preserved by, the Amendment.

b)	Release by Company.

i.
The Company, on its own behalf and on behalf of each of the other members of the Company Affiliated Group, hereby releases the Executive Parties from any and all claims that the Company Released Parties had or may ever have against the Executive Parties from the beginning of time and up to and including the date that Company has executed, and delivered, this Release.

ii.
Notwithstanding the foregoing, the release granted under the preceding paragraph specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Executive (with willful misconduct defined in this context to mean misconduct that is known by the Executive not to be in the interest of the Company); (iii) any claim for breach of this Mutual Release or this Agreement by the Executive; (iv) the Company’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (v) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this Mutual Release and Agreement.

iii.
To the extent that this release is not enforceable against any Company Released Party, the Company agrees to promptly indemnify and hold the Executive harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Release.

c)
The Company and the Executive acknowledge and agree that the releases provided above are not to be construed in any way as an admission of any liability or disagreement whatsoever by any Company Released Party or by the Executive.

d)	The Executive represents and warrants that she is unaware of any facts that could constitute unlawful conduct by the Company that have not already been presented to the Board.

9.
Confidentiality and Intellectual Property. The Restrictive Covenant Agreement shall survive the execution of this Agreement and shall remain in full force and effect. Executive certifies that she has fully complied with all of her obligations under the Restrictive Covenant Agreement as of the Termination Date, including without limitation, her obligation to return to NeoStem all information and documents related to Inventions or Proprietary Information (as those terms are defined in the Restrictive Covenant Agreement). Executive further certifies that she has returned, or will return within a reasonable period of time after the Termination Date, all NeoStem property, including without limitation, data bases, office, door and file keys, identification cards, credit cards, business cards, computer access codes and instructional manuals, except that Executive may retain her laptop computer and cell phone. Executive represents and covenants that she will fully comply with her obligations under the Restrictive Covenant Agreement following the Termination Date. Executive may disclose the terms of the Restrictive Covenant Agreement to others with whom she may enter into a business relationship.

10.
Non-Disparagement. Executive agrees to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize NeoStem, any of its affiliates or any of NeoStem’s or an affiliate’s respective employees, officers or directors. Executive further agrees that without NeoStem’s prior, written consent, she will not: (i) hold herself out as continuing to be affiliated or associated with NeoStem or any of its affiliates in any way after the Termination Date except as otherwise provided herein (which prohibition shall not preclude Executive from representing her employment with NeoStem prior to the Termination Date) or as a shareholder; or (ii) make any statements concerning NeoStem, any of its affiliates or any of NeoStem’s or an affiliate’s respective employees, officers or directors in the public domain, including without limitation statements in, or intended for use in, publications, print, electronic media, advertising or public presentations.

The Company will instruct its current directors and named executive officers to not (and to not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Executive. The Company will further instruct its current directors and named executive officers not to make any statements concerning Executive in the public domain or with potential employers, including without limitation statements in, or intended for use in, publications, print, electronic media, advertising or public presentations, except as may be required by the United States and applicable state securities laws or regulations.
Provided Executive directs requests for future references to David Schloss or to his designee, NeoStem agrees to confirm in response to such request only Executive’s last title and dates of employment and consultancy.

Nothing in this Section, however, shall preclude Executive or the Company from giving truthful testimony under oath in response to a subpoena or other lawful process and truthful answers in response to questions from a government investigator.

11.	No Admission of Liability. This Agreement does not constitute or imply an admission of liability or wrongdoing by the Company or any of the Releasees.

12.
Confidentiality. The terms of this Agreement are confidential. Executive and NeoStem each agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to their respective lawyers, advisors or Executive’s immediate family members, except as necessary to administer this Agreement, to enforce the terms of this Agreement, as required by law, including without limitation, NeoStem’s disclosure obligations under the United States or applicable state securities laws and regulations, as permitted by Executive under this Agreement, or to respond to a valid subpoena or other legal process. If Executive does tell her lawyer, advisor or immediate family members about this Agreement or its contents, she must immediately tell them that they must keep it confidential as well.

13.
No Reliance. Executive represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement not set forth in this Agreement or the February 2015 Amendment that NeoStem or any of its members, agents, representatives, or attorneys may have made with regard to the subject matter, basis or effect of this Agreement. NeoStem asserts that it has made no representation or statement that is not reflected in this Agreement. No other promises, agreements or modifications shall be binding unless in writing and signed after the Effective Date.

14.
Removal of Legends. The Company agrees that it shall not place a legend restricting transfer on certificates representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the " Securities Act "), (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation. If any option for Common Stock held by you is exercised at a time when the underlying shares may be sold under Rule 144 without volume limitation, then such shares shall be issued free of all restrictive legends. In addition, the Company shall instruct its counsel to issue a legal opinion to the Company's transfer agent to effect the removal of any restrictive legend then appearing on any certificate(s) representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144 or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation. In such event, the Company will, no later than three business days following the delivery to the Company or the Company's transfer agent of the certificate or certificates representing such shares, deliver or cause to be delivered to you a certificate or certificates that are free from all restrictive or other legends. You shall be entitled to receive reimbursement from the Company for any costs and expenses (including attorney's fees) incurred by you in connection with the enforcement of your rights under this paragraph. Notwithstanding the foregoing, for so long as you are an "affiliate" of the Company and for ninety (90) days thereafter, it is understood and agreed that your certificates shall bear the Company's standard "affiliate legend" in accordance with the Company's policies.

15.	Covenant to Furnish Information. The Company agrees to use its reasonable best efforts once you cease to be employed by the Company and for so long as you own shares of Common Stock the sale of which would require that the current public information provision of Rule 144 be met, to (i) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the " Exchange Act "), (ii) if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to you and make publicly available in accordance with Rule 144(c) such information as is required for you to sell the Common Stock under Rule 144, and (iii) take such further action as you may reasonably request, to the extent required from time to time to enable you to sell your Common Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

16.	Miscellaneous.

a)
The Company represents and warrants that; (i) it is fully authorized by action of any person whose action is required to enter into this Agreement and the February 2015 Amendment and to perform the Company’s obligations under it; (ii) the execution, delivery and performance of this Agreement and the February 2015 Amendment by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement and the February 2015 Amendment by the parties hereto and thereto, the Agreement shall be and the February 2015 Amendment was a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

b)
In the event of your death or a judicial determination of your incompetence, references herein shall be deemed, where appropriate, to refer to your beneficiary, transferee, estate or other legal representative.

c)
All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A and the regulations thereunder, and this Agreement shall be interpreted in accordance with such intent. References in this Agreement to the expiration or termination of the Term, a “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall constitute a separate payment within the meaning of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything contained in this Amendment to the contrary, if you are a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409-3(i)(2)) as of the end of the Term, and if any payment, benefit or entitlement provided for in this Amendment or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following your separation from service shall be paid or provided to you in a lump sum cash payment on the earlier of (x) your death or (y) 6 months and one day after your separation from service.

17.	Governing Law and Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York without regard to any state’s conflict of law provisions. Any dispute arising out of or related to this Agreement shall be submitted to the New York State Supreme Court, New York County. Executive and NeoStem each consent to the exercise of personal jurisdiction over him or it for this purpose and waives any objection to the exercise of jurisdiction based on improper venue or inconvenient forum. Each of Executive and NeoStem waives any right to resolve any dispute arising under or related to this Agreement before a jury.

18.
Severability. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held in any court or agency of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law. The invalidity or unenforceability of any provision of this Agreement, however, shall not affect the validity or enforceability of any other provision of this Agreement.

19.
Entire Agreement. This Agreement, the February 2015 Amendment and the Restrictive Covenant Agreement set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement, the February 2015 Amendment and the Restrictive Covenant Agreement collectively supersede any and all prior understandings and agreements between the parties. Neither party shall have any obligation toward the other except as set forth in this Agreement, the February 2015 Amendment and the Restrictive Covenant Agreement and none may be modified except in a writing signed by both parties.

20.
Enforceability. Employee is bound by this Agreement. Anyone who succeeds to her rights and responsibilities, such as his heirs or the executors of his estate, is also bound. This Agreement is made for NeoStem’s benefit and all who succeed NeoStem’s rights and responsibilities, such as NeoStem’s successors or assigns.

21.
Headings. The headings contained in this Agreement are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

22.	Warranties. By signing this Agreement, Executive acknowledges the following:
She understands that this Agreement is LEGALLY BINDING and by signing it she gives up certain rights.
Executive has twenty-one (21) days from the date NeoStem provides this Agreement to her to consider her rights and obligations under this Agreement (although she may execute and return this Agreement at any time) and whether to execute the Agreement.
NeoStem advises her to consult with an attorney and/or any other advisors of her choice before signing this Agreement.
By executing this Agreement, Executive warrants that she has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

She acknowledges and agrees that the payments and benefits set forth herein and the other benefits and covenants contained herein are contingent on her executing this Agreement and KNOWINGLY AND VOLUNTARILY RELEASING all Claims against NeoStem and the other Releasees that she may have, known or unknown, and that these benefits are in addition to any benefit he would have otherwise received if she did not sign this Agreement.
This Agreement shall have no force and effect and she will not be entitled to related payments described in this Agreement, unless she signs and delivers this Agreement on or before twenty one (21) days after she received it.
She has seven (7) days after she signs this Agreement to revoke it by notifying the Company in writing to the attention of David Schloss at NeoStem, Inc., 420 Lexington Avenue, Suite 350, NY NY 10170 so that the revocation notice is received by NeoStem on or before the end of the seventh day. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired.
This Agreement includes a waiver of all rights and claims she may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and
This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after Executive signs it, provided that he does not exercise his right to revoke this Agreement
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CATHERINE M. VACZY	Neostem
/s/ Catherine Vaczy	By: /s/ David Mazzo David Mazzo, CEO